Exhibit 3.1.4


                                                         STATE OF DELAWARE
                                                         SECRETARY OF STATE
                                                      DIVISION OF CORPORATIONS
                                                     FILED 09:00 AM 03/11/2002
                                                         02016048 - 3150713


                      CERTIFICATE OF RENEWAL AND REVIVAL OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                           CHESHIRE DISTRIBUTORS, INC.

It is hereby certified that:

      1. The name of the corporation (hereinafter called the "corporation") is Cheshire Distributors, Inc.

      2. The corporation was organized under the provisions of the General Corporation Law of the State of Delaware. The date of the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware is December 30, 199l

      3. The address including the street, city, and county, of the registered office of the corporation in the State of Delaware and the name of the registered agent at suchj address is as follows: Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19898, County of New Castle.

      4. The corporation hereby procures a renewal and revival of its certificate of incorporation, which became inoperative by law on March 1, 2002 for failure to file annual reports and non-payment of taxes payable to the State of Delaware.

      5. The certificate of incorporation of the corporation, which provides for and will continue to provide for, ;perpetual duration, shall, upon the filing of this Certificate of Renewal and Revival of the Certificate of Incorporation in the Department of State of the State of Delaware, be renewed and revived and shall become fully operative on February 28, 2002.

      6. This Certificate of Renewal and Revival of the Certificate of Incorporation is filed by authority of the duly elected officers as prescribed by section 312 of the General Corporation Law of the State of Delaware.


Signed on March 7, 2002

By: /s/ Abe Grossman
Name:  Abe Grossman
Title:   President